                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-30673

                     PTV, INC. (formerly NTL Europe, Inc.)
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            (Exact name of registrant as specified in its charter)

             37 Purchase Street, Rye, New York 10580 (914) 921-1800
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

10% Fixed Coupon Redeemable Preferred Stock, Series A, par value $.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                           Rule 12g-4(a)(1)(i)    [X]
                           Rule 12g-4(a)(1)(ii)   [ ]
                           Rule 12g-4(a)(2)(i)    [ ]
                           Rule 12g-4(a)(2)(ii)   [ ]
                           Rule 12h-3(b)(1)(i)    [X]
                           Rule 12h-3(b)(1)(ii)   [ ]
                           Rule 12h-3(b)(2)(i)    [ ]
                           Rule 12h-3(b)(2)(ii)   [ ]
                           Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice date: ninety five (95) holders of record

Pursuant to the requirements of the Securities Exchange Act of 1934, PTV, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date     January 27, 2004             By:  /s/ Jeffrey A. Brodsky
         ----------------                  -------------------------------------
                                           Jeffrey A. Brodsky
                                           President and Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.